THREE MONTHS      SIX MONTHS
                                        ENDED              ENDED
                                     SEPTEMBER 30,     SEPTEMBER 30,
                                      1995     1994   1995       1994


NET INCOME (LOSS)
                                      5,378    4,181  7,112     (9,150)




SHARES USED IN COMPUTATION:

  Weighted average common shares      9,727    8,823  9,580       9,086
outstanding

  Dilutive effect of stock options      684      425    641       -



  Shares used in computation         10,411    9,248 10,221       9,086




NET INCOME (LOSS) PER SHARE            0.52     0.45   0.70      (1.01)


See notes to consolidated financial